Section 15(c) of the Investment Company Act of 1940, as amended
(the "1940 Act"), generally requires that a majority of the trustees of a mutual fund who are not parties to an investment advisory agreement for the fund or "interested persons" of the fund, as defined in the 1940 Act (the "Independent Trustees") review and approve the investment advisory agreement at an in person meeting for an initial period of up to two years and thereafter on an annual basis. A summary of the material factors considered by the Independent Trustees and the Boards of Trustees (the "Board") of HSBC Funds (formerly, HSBC Investor Funds), HSBC Advisor Funds Trust and HSBC Portfolios (formerly, HSBC Investor Portfolios) (each, a "Trust") in connection with approving investment advisory and sub-advisory agreements for the series of the Trusts (each, a "Fund") during the semi-annual period ended April 30, 2012 and the conclusions the Independent Trustees and Board made as a result of those considerations are set forth below.

I.	Annual Continuation of Advisory and Sub-Advisory Agreements

The Board met in person on December 15-16, 2011 and the Contracts and Expense Committee thereof, which consists of the Independent
Trustees of the Trusts (the "Contracts Committee"), met on November 29 and December 15, 2011 to consider, among other matters:

*	the approval of the continuation of the: (i) Investment
Advisory Contracts and related Supplements ("Advisory Contracts") between the Trusts and HSBC Global Asset Management (USA) Inc. (the "Adviser") and (ii) Sub-Advisory Agreements ("Sub-Advisory Contracts") between the Adviser and each investment sub-adviser ("Sub-Adviser") to one or more Funds; and

*	the approval of the continuation of certain other
ancillary agreements to which the Adviser is a party that obligate the Adviser to provide the Funds with administrative services, such as the Administration Agreement, Support Services Agreement and
Operational Support Services Agreement (each, an "Ancillary
Agreement").

Prior to the meetings, the Independent Trustees received and reviewed the information they thought reasonably necessary to evaluate the terms of the Advisory Contracts, Sub-Advisory
Contracts and Ancillary Agreements (collectively, the "Agreements"). This information included, among other things, information about:
(i) the services that the Adviser and Sub-Advisers provide; (ii) the personnel who provide such services; (iii) investment performance; (iv) trading practices of the Adviser and Sub-Advisers;
(v) fees received or to be received by the Adviser and Sub-Advisers, including in comparison with the advisory fees paid by other similar funds based on materials provided by Lipper Inc.; (vi) total expense ratios, including in comparison with the total expense ratios of other similar funds based on materials provided by Lipper Inc.; (vii) the profitability of the Adviser and certain of the Sub-Advisers; and
(viii) compliance-related matters pertaining to the Adviser and Sub-Advisers. Counsel to the Trusts and to the Independent Trustees were present at each Contracts Committee meeting and the Board meeting. In this regard, counsel to the Independent Trustees advised the Independent Trustees with respect to their deliberations during the process and their fiduciary obligations under Section 15(c) of the 1940 Act.

On November 29, 2011, the Contracts Committee convened and its members reviewed the information provided in advance of the meeting and discussed, among other things: (i) the Administration Agreement;
(ii) the Trusts' arrangements with the Sub-Advisers and the Funds advised by the Sub-Advisers; (iii) the fees and performance record of the Funds that are money market funds ("Money Market Funds"); and (iv) compliance matters. At the conclusion of the meeting, the Committee requested certain additional information from the Adviser with respect to other accounts managed by the Adviser and pricing information regarding certain Funds, among other matters. The Contracts Committee also convened on December 15, 2011 to discuss, among other things:
(i) the Adviser's investment advisory arrangements with respect to the Aggressive Strategy Fund, Balanced Strategy Fund, Conservative Strategy Fund, and Moderate Strategy Fund (collectively, the "World Selection Funds"); (ii) the HSBC U.S. Treasury Money Market Fund (formerly, HSBC Investor U.S. Treasury Money Market Fund); (iii) certain subadvisory fee breakpoints; (iv) services provided to the Funds under the Ancillary Agreements; and (v) the Adviser's response to the follow-up questions posed by the Contracts Committee following the November 29, 2011 Contracts Committee meeting. Following the December 15, 2011 Contracts Committee meeting, the members of the Contracts Committee determined to recommend to the Board, including the Independent Trustees, that the Agreements be continued for an additional one-year period.

At the in-person meeting held on December 15-16, 2011, the Board, including the Independent Trustees, reviewed and discussed the materials and other information provided by the Adviser and Sub-Advisers and considered the previous deliberations and recommendation of the Contracts Committee. As a result of this process, the Board and Independent Trustees determined to approve the continuation of the Agreements with respect to each Fund.

The Board and the Independent Trustees made these determinations on the basis of the following considerations, among others:

Nature, Extent, and Quality of Services Provided by Adviser and Sub-Advisers. The Independent Trustees examined the nature, quality and extent of the investment advisory and administrative support services provided by the Adviser to the Funds, as well as the quality and experience of the Adviser's personnel. In this regard, the Independent Trustees considered the capabilities and performance of the Adviser's Multimanager unit with respect to the World Selection Funds and the equity Funds, the capabilities and performance of the Adviser's Emerging Markets Debt Team with respect to the emerging markets debt Funds, as well as the capabilities and performance of the Adviser's portfolio management and credit review teams with respect to the Money Market Funds. The Independent Trustees also considered the nature, quality and extent of the administrative support services that the Adviser provides to the Funds, including the Adviser's oversight and management of the Funds' other service providers.

The Independent Trustees also took note of: (i) the long-term relationship between the Adviser and the Funds; (ii) the Adviser's reputation and financial condition; (iii) the reduction during the period in the HSBC Family of Fund's net assets; (iv) the liquidation of certain Funds; and (v) the efforts undertaken by the Adviser to foster the growth and development of the Funds since the inception of each of the Funds, including the recent development and launch of the HSBC Emerging Markets Debt Fund, HSBC Emerging
Markets Local Debt Fund and HSBC Frontier Markets Fund.   With
respect to the Money Market Funds, the Independent Trustees considered the financial support the Adviser and its affiliates have afforded the Money Market Funds, such as the fee waivers and reimbursements made to maintain a non-negative yield for the Money Market Funds more recently. In addition, the Independent Trustees considered the Adviser's performance in fulfilling its responsibilities for overseeing its own and the Sub-Advisers' compliance with the Funds' compliance policies and procedures and investment objectives.

The Independent Trustees also examined the nature, quality and extent of the services that the Sub-Advisers provide to their respective Funds. In this regard, the Independent Trustees considered the investment performance and the portfolio risk characteristics achieved by the Sub-Advisers and the Sub-Advisers' portfolio management teams, their experience, and the quality of their compliance programs, among other factors.

Based on these considerations, the Independent Trustees concluded that they were satisfied with the nature, quality and extent of the services provided by the Adviser and Sub-Advisers, and that the services provided supported continuance of the Agreements.

Investment Performance of the Funds, Adviser and Sub-Advisers.
The Independent Trustees considered the investment performance of each Fund over various periods of time, as compared to one another as well as to comparable funds and one or more benchmark indices.
In the context of the World Selection Funds, the Independent Trustees considered the relative underperformance of the World Selection Funds in light of data provided by Lipper Inc., and representations by the Adviser regarding market factors that contributed to the relative underperformance, as well as their investment outlook. In the context of the HSBC Growth Portfolio (formerly, HSBC Investor Growth Portfolio), the Independent Trustees favorably noted the consistent performance record of the Portfolio. In the context of the Money Market Funds, the Independent Trustees considered the yield support that the Adviser had provided in order for the Money Market Funds to retain non-negative performance. The Independent Trustees determined that the Funds' investment performance and the Adviser's actions to improve investment performance, where applicable, supported continuance of the Agreements.

Costs of Services and Profits Realized by the Adviser and Sub-Advisers. The Independent Trustees considered the costs of the services provided by the Adviser and Sub-Advisers and the expense ratios of the Funds more generally. The Independent
Trustees considered the Adviser's profitability and costs, including by means of an analysis provided by the Adviser of its estimated profitability attributable to its relationship with the Funds. The Independent Trustees also considered the advisory fees under the Advisory Contracts and compared those fees to the fees of similar funds, which had been compiled and provided by Lipper Inc. The Independent Trustees determined that the Funds had advisory fees competitive with those of similar funds, noting the resources, expertise and experience provided to the Funds.

The Independent Trustees also compared the advisory fees under the Advisory Contracts with those of other accounts managed by the Adviser, and evaluated information provided as to why advisory fees may differ between mutual funds and other advisory relationships, including increased shareholder activity. In this regard, the Independent Trustees concluded that differences in advisory fees assessed between the Funds and other accounts managed by the Adviser did not preclude approval of the Advisory Contracts.

With respect to the administrative support services provided by the Adviser, the Independent Trustees considered the fees charged for such services and evaluated the fees payable to the Adviser and those payable to other providers of administrative services to the Funds.

The Independent Trustees also considered the costs of the services provided by the Sub-Advisers, as applicable; the relative portions of the total advisory fees paid to the Sub-Advisers and retained by the Adviser in its capacity as the Funds' investment adviser; and the services provided by the Adviser and Sub-Advisers. In the context of the HSBC Growth Portfolio, the Independent Trustees considered the subadvisory fee breakpoint structure. The Independent Trustees also considered information on profitability where provided by the Sub-Advisers.

The Independent Trustees concluded that the advisory fees payable to the Adviser and the Funds' Sub-Advisers were fair and reasonable in light of the factors set forth above.

Other Relevant Considerations. The Independent Trustees also considered the extent to which the Adviser and Sub-Advisers had achieved economies of scale, whether the Funds' expense structure permits economies of scale to be shared with the Funds' shareholders and, if so, the extent to which the Funds' shareholders may benefit from these economies of scale. The Independent Trustees also noted the contractual caps on certain Fund expenses provided by the Adviser with respect to many of the Funds in order to reduce or control the overall operating expenses of those Funds. The Independent Trustees also considered certain information provided by the Adviser and Sub-Advisers with respect to the benefits they may derive from their relationships with the Funds, including the fact that certain Sub-Advisers have "soft dollar" arrangements with respect to Fund brokerage and therefore may have access to research and other permissible services.

In light of the above considerations and such other factors and information it considered relevant, the Board by a unanimous vote of those present in person at the meeting (including a separate unanimous vote of the Independent Trustees present in person at the meeting) approved the continuation of each Agreement.